Exhibit 99.1

KULR Technology Group Inc. Reports Second-Quarter Results and Announces Shareholder Update Call

Revenues increase 257% on new customer growth and service projects

San Diego, Calif. (August 14, 2020) – KULR Technology Group, Inc. (OTCQB: KULR) (the “Company” or “KULR”), a leading developer of next-generation thermal management technologies, today announces its financial results for the second quarter ended June 30, 2020, and provides a summary of operational achievements for the first half of 2020, despite macro headwinds.

“We are pleased to have built a solid and extensive network of strategic business partnerships that are integral in the long-term value proposition of our business. These government, military and corporate partners have the resources, budgets and depth of business interests that we believe will be resilient against this current business environment,” commented KULR Chief Executive Officer Michael Mo. “Given the challenges presented by the COVID-19 pandemic, we are pleased to report a strong quarter of revenue growth and remain cautiously optimistic about our opportunities for growth in the coming year.”

Second Quarter 2020 Summary Achievements

•	Increased revenues by 257%, driven by two-fold increase in customer transactions
•	Reduced monthly operating expenses by 20%
•	Raised $758,000 from the issuance of common stocks, net of issuance expenses
•	Awarded patents on its NASA-grade Fiber Thermal Interface (FTI) and Thermal Runaway Shield (TRS) solutions
•	Established new partnerships and supply agreements to implement proprietary thermal heat technology into electric vehicles, energy storage and other commercial applications

Second Quarter 2020 Financial Results

Revenues: KULR generated revenues of $201,128 in the second quarter ended June 30, 2020, an increase of 257% compared to revenues of $56,310 reported in the year-ago period. The increase in revenue was mainly due to a number of new customers who came on stream or ramped up their level of business in the second quarter.

KULR had sales transactions with ten customers in second quarter 2020, more than double the number of customer transactions for the comparable quarter of 2019. The increase reflects management’s commitment to build new customer relationships through a growing pool of referrals and business development leads.

The Company’s service revenues, which increased to $129,998 in second quarter 2020 from $4,000 in second quarter 2019, include certain R&D contracts and onsite engineering services, were not hampered by restrictions arising from working under COVID-19 shelter-in-place regulations. Product sales during these periods included sales of its component product, CFV thermal management solution, and ISC battery cell products.

Selling, General and Administrative (SG&A) Expenses: To effectively navigate current economic conditions, the Company reduced its payroll, consulting, travel, rent and outside services expenses, which resulted in a 20% decrease in SG&A expenses to $424,865 in the second quarter of 2020 compared to SG&A expenses of $534,262 reported in the comparable quarter of 2019. The Company also reduced its second-quarter 2020 R&D to $57,991 compared to $114,547 reported in the year-ago period.

Operating Loss: As a result of progress in revenue development and expense management, operating loss improved by 48%. The Company reported a loss of $323,141 for the three months ended June 30, 2020, compared to a loss of $621,049 for the comparable quarter of 2019.

Cash Position: Cash and cash equivalents and short-term deposits were $767,906 as of June 30, 2020, compared with $108,857 as of Dec. 31, 2019. Effective Feb. 27, 2020, the Company entered into a 24-month Standby Equity Distribution Agreement (“SEDA”) with an investor, pursuant to which the Company may, at its discretion, sell up to an aggregate value of $8 million in shares of the Company’s common stock at a price equal to 80% of the lowest daily volume-weighted average price for the five days immediately following the date the Company delivers notice requiring the investor to purchase the shares under the SEDA. Additionally, the Company applied for, and in April 2020 received, a loan of $155,226 under the government Small Business Administration (“SBA”) sponsored Payroll Protection Program (“PPP”) to support continuing employment during the COVID-19 pandemic.

Net Loss: Net loss for the three months ended June 30, 2020, decreased to $(428,985), or $(0.01) per share, compared to a net loss of $(621,049), or $(0.01) per share, for the comparable three months ended June 30, 2019.

Operational Highlights

•	KULR was awarded a patent on its Fiber Thermal Interface (FTI), a NASA-grade high-performance thermally conductive carbon fiber material developed for a variety of different applications, including the space, automotive and electronics.
•	KULR was also awarded a patent on its Thermal Runaway Shield, which reduces hazardous risks associated with thermal runaway in lithium-ion battery packs.
•	The Company partnered with Silicon Valley-based Drako Motors to use FTI for the thermal management system of Drako GTE, a new ultra high-performance electric supercar.
•	Dave Harden, former Chief of Strategic Prioritization at the Pentagon, joined KULR’s advisory board.
•	Signed an agreement with Volta Energy Products to provide passive propagation resistant (PPR) technology for implementation in stationary energy storage modules from the grid.
•	Launched a PPR battery design solution for space applications, including both trigger and production cells, for lithium-ion battery testing and safety.
•	Its innovative carbon fiber thermal management solution was used on the Mars 2020 Perseverance Rover SHERLOC instrument.
•	Partnered with Hazmat Safety Consulting to work with industry and regulatory leaders on PPR battery safety technology due to increased focus and concern on improving public safety from battery fires.
•	Announced licensing agreement with Americase for use of KULR’s PPR technology and supply of core materials for Americase’s patent-pending battery bag.

“We are well positioned to grow in 2020 despite the current economic climate,” said Mo. “Today, we are engaged in contracts with strategic customers including NASA, Department of Transportation, U.S. Air Force, and other government agencies in projects that are critical to national interest and which have a high degree of funding commitments that do not otherwise exist in today’s isolated business marketplace. During the last three months we have gained significant awareness of our activities and the value our advanced carbon fiber cooling solutions bring to the E-mobility and energy storage industries. We will continue this momentum going forward to create value for our shareholders.”

The Company has filed its Form 10-Q reporting its results for the three months and six months ended June 30, 2020.

The Company has scheduled a shareholder update call for 4:30 PM EDT on Tuesday, August 18th, 2020.

To access the call:

Dial-In Number: 1-857-232-0157
Access Code: 422095

Michael Mo, KULR’s CEO, will answer questions and provide a business update for the Company.  He stated, “I am excited to have the opportunity to engage with our shareholders and look forward to receiving their questions as well as share our recent accomplishments and progress moving forward in 2020.”

Interested parties may submit questions concerning the Company prior to the call to Stuart Smith at SmallCapVoice.Com, Inc. via email: ssmith@smallcapvoice.com by 12:00 PM EDT on Monday, August 17th, 2020. Mr. Smith will compile a list of questions and submit them to the Company prior to the conference call. Which questions will be addressed will be based on the relevance to the shareholder base, and the question’s appropriateness in light of public disclosure rules.

For those unable to participate in the live conference call, a replay will be available at https://www.smallcapvoice.com/kulr/ shortly after the call has concluded. An archived version of the webcast will also be available at  https://kulrtechnology.com/category/presentations/

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

About SmallCapVoice.com, Inc.

SmallCapVoice.com, Inc. is a recognized corporate investor relations firm, with clients nationwide, known for its ability to help emerging growth companies, small cap and micro-cap stocks build a following among retail and institutional investors. SmallCapVoice.com utilizes its stock newsletter to feature its daily stock picks, podcasts, as well as its clients' financial news releases. SmallCapVoice.com also offers individual investors all the tools they need to make informed decisions about the stocks in which they are interested. Tools like stock charts, stock alerts, and Company Information Sheets can assist with investing in stocks that are traded on the OTC Markets. To learn more about SmallCapVoice.com and its services, please visit https://www.smallcapvoice.com/small-cap-stock-otc-investor-relations-financial-public-relations/.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:
Keith Pinder
Landon Capital
Main: (404) 995-6671
kpinder@landoncapital.net

Media Contact:
Derek Newton
Head, Media Relations
Main: (786) 499-8998
derek.newton@kulrtechnology.com

For SmallCapVoice.com:
Stuart Smith
ssmith@smallcapvoice.com

SOURCE: KULR Technology Group, Inc.